Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces First Quarter 2013 Financial Results and Business Progress

Product Revenue Increased 8% Compared to Prior Year

Oncotype DX® Prostate Cancer Test to be Available Immediately Following Presentation by UCSF Investigators of their Landmark Clinical Study Results at AUA on Wednesday, May 8

Oncotype DX DCIS Clinical Validation Study Scheduled to Publish Online in Journal of the National Cancer Institute Today

10 Abstracts Accepted for Presentation at ASCO, Highlighting Breast, Colon and Prostate Progress

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  May 2, 2013 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2013.

Total revenue for the first quarter of 2013 increased to $63.1 million, compared with $58.5 million in the first quarter of 2012.  Product revenue was $62.7 million in the first quarter of 2013, compared with $57.9 million for the first quarter of 2012, an increase of 8 percent.

International product revenue grew by 69 percent to $8.5 million compared to the same period last year and represented 14 percent of product revenue.

Net loss in the first quarter of 2013 was $0.9 million, compared with net income of $0.8 million in the first quarter of 2012.  Basic and diluted net loss per share applicable to common stockholders was $0.03 and $0.03, respectively, for the first quarter of 2013, compared with a basic and diluted net income per share of $0.03 and $0.02 for the same period in 2012.

“In the first quarter, we delivered strong year-over-year increases in both product revenue and tests delivered, reflecting our continued success in expanding the U.S. invasive breast cancer market and achieving significant growth in our international business,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Publication of the DCIS validation study and next week’s scheduled launch of our Oncotype DX prostate cancer test represent two significant milestones that we believe will lead to long-term growth beyond our existing core markets.”

Additional First Quarter 2013 Financial Results

Total operating expenses for the first quarter of 2013 were $64.0 million, compared with total operating expenses for the comparable period in 2012 of $57.6 million.

Cash and cash equivalents and short-term investments at March 31, 2013 were $96.1 million, compared with $99.1 million at December 31, 2012.

In the first quarter, 20,350 Oncotype DX test results were delivered, an increase of 9 percent, compared with more than 18,630 test results delivered in the same period in 2012.

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  Established policy with Highmark, Inc., an independent licensee of the Blue Cross and Blue Shield Association, for stage II colon cancer, covering 5 million lives in the United States.

•                  Gynaecological Oncology (AGO), a leading expert panel in Germany, updated its evidence-based guidelines to include the Oncotype DX breast cancer test to predict the risk of recurrence and likelihood of chemotherapy benefit.

Medical Meeting Presentations and Pipeline

•                  Announced plans to make the Oncotype DX prostate cancer test available to physicians and patients immediately following the UCSF presentation of the positive clinical validation results at the American Urological Association (AUA) Annual Meeting on Wednesday, May 8, 2013.

•                  Announced that the positive results from the Oncotype DX DCIS clinical validation study are scheduled to publish online today in the Journal of the National Cancer Institute.

•                  Received acceptance to present 10 abstracts at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting May 31 - June 4, including studies in breast, colon and prostate cancers.

•                  In February, the National Institute for Health and Clinical Excellence (NICE) in the United Kingdom issued a new draft Diagnostics Consultation Document on genomic tests, provisionally recommending Oncotype DX as the only multi-gene breast cancer test for use in clinical practice for some patients with estrogen receptor-positive, lymph node-negative and HER2 negative early-stage breast cancer to guide chemotherapy decisions.

•                  Presented data from 22 international studies demonstrating worldwide adoption and value of the Oncotype DX breast cancer test at the 13th St. Gallen International Breast Cancer Conference.

•                  Presented positive results from a large study of Oncotype DX to quantify risk of loco-regional recurrence in node-positive breast cancer patients at the 2013 Society of Surgical Oncology annual cancer symposium.

•                  Presented results from two studies demonstrating innovations in next generation sequencing from paraffin tissue, further enhancing understanding of tumor biology at the 14th Annual Advances in Genome Biology and Technology Meeting.

Conference Call Details

To access the live conference call today, May 2, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a global healthcare company that provides actionable genomic information to personalize cancer treatment decisions.  The company’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease.  As of March 31, 2013, more than 19,000 physicians in over 70 countries had ordered approximately 350,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional treatment decisions in breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit, www.GenomicHealth.com. To learn more about Oncotype DX tests, visit: www.OncotypeDX.com and www.mybreastcancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s belief that the publication of its DCIS clinical validation study and its planned launch of a test for prostate cancer represent significant milestones that will lead to long-term growth beyond its existing core markets; the Company’s expectations with respect to the timing of its planned launch of a test for prostate cancer and the attributes of any such test; the timing of the publication of the Company’s DCIS clinical validation study; the success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice; and the focus and attributes of the company’s product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to the commercial launch of a new test for prostate cancer; the company’s ability to increase usage of its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the company’s success retaining current contracts or levels of reimbursement coverage for its tests; the risks and uncertainties associated with regulation of the company’s tests by the FDA and other regulatory organizations; the company’s ability to compete against third parties; the company’s ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; the success of the company’s next generation sequencing technology; the company’s ability to successfully commercialize its tests outside of the United States; the ability to obtain capital when needed; the company’s history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
REVENUES:
Product revenues	$62,709	$57,904
Contract revenues	385	563
Total revenues	63,094	58,467

OPERATING EXPENSES (1):
Cost of product revenues	9,746	9,326
Research and development	13,663	11,929
Selling and marketing	27,439	24,366
General and administrative	13,135	11,975
Total operating expenses	63,983	57,596

Income (loss) from operations	(889)	871

Interest income	65	74
Other income (expense), net	(6)	(72)
Income (loss) before income taxes	(830)	873

Income tax expense	53	96
Net income (loss)	$(883)	$777
Basic net income (loss) per share	$(0.03)	$0.03
Diluted net income (loss) per share	$(0.03)	$0.02
Shares used in computing basic net income (loss) per share	30,099	29,910
Shares used in computing diluted net income (loss) per share	30,099	31,609

(1)         Included in operating expenses for the first quarter of 2013 were non-cash charges of $5.9 million, including $4.4 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $5.2 million, including $3.7 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2013	As of December 31, 2012
	(Unaudited)

Cash and cash equivalents	$17,097	$18,005
Short-term marketable securities	78,980	81,060
Accounts receivable, net	27,045	22,253
Prepaid expenses and other current assets	9,517	8,891
Total current assets	132,639	130,209

Property and equipment, net	14,834	14,104
Other assets	9,527	9,421
Total assets	$157,000	$153,734

Accounts payable	$3,983	$4,881
Accrued expenses and other current liabilities	20,227	19,842
Deferred revenues	53	374
Other liabilities	2,158	2,311
Stockholders’ equity	130,579	126,326
Total liabilities and stockholders’ equity	$157,000	$153,734

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.